Exhibit 10.1

SECOND AMENDMENT TO THE
PINNACLE WEST CAPITAL CORPORATION
SUPPLEMENTAL EXCESS BENEFIT RETIREMENT PLAN OF 2005

Effective as of January 1, 2005, Pinnacle West Capital Corporation (the “Company”) adopted the Pinnacle West Capital Corporation Supplemental Excess Benefit Retirement Plan of 2005 (the “Plan”).  The Plan has been amended on one occasion.  By this instrument, the Company amends the Plan as described below.  Defined terms used in this Second Amendment shall have the meaning specified in the Plan.

1.             This Second Amendment shall be effective as of February 21, 2014.

2.             This Second Amendment amends the provisions of the Plan noted below.  This Second Amendment also supersedes the other provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Second Amendment.

3.             Section 5(b) of the Plan is hereby amended and restated in its entirety to read as follows:

(b)           Spouse’s Benefit with Respect to Officer Traditional Benefits Described in Sections 4(a)(1) and 4(a)(2)(i).

If a participant entitled to benefits under Section 4(a)(1) or Section 4(a)(2)(i) dies while still employed by the Company or an Affiliate, the participant’s spouse shall be entitled to a one hundred percent (100%) survivor annuity.  The one hundred percent (100%) survivor annuity shall provide a benefit to the participant’s surviving spouse, for the spouse’s life, equal to one hundred percent (100%) of the monthly benefit for life that the participant would have received under Section 4(a)(1) or Section 4(a)(2)(i) had he or she (i) terminated employment on the day before he or she died, (ii) survived to the day on which he or she would first be eligible to commence benefits under Section 5(a), (iii) elected to retire and commence benefits under the Plan and the Retirement Plan in the form of a joint and 100% survivor annuity, and (iv) then died.  Benefits payable to the surviving spouse shall commence on the first day of the month following the participant’s date of death.

Benefits payable to any other participant who is entitled to benefits under Section 4(a)(1) or Section 4(a)(2)(i) who has terminated employment with the Company and all Affiliates (a “terminated participant”) and dies prior to commencing benefits also shall be paid in the form of a one hundred percent (100%) survivor annuity.  The one hundred percent (100%) survivor annuity payable to the surviving spouse of a terminated participant shall provide a benefit to the terminated participant’s surviving spouse, for the spouse’s life, equal to one hundred percent (100%) of the monthly benefit for life that the participant would have received under Section 4(a)(1) or Section 4(a)(2)(i) had he or she (i) survived to the day on which he or she would first be eligible to commence benefits under Section 5(a) and (ii) elected to retire and commence benefits under the Plan and the Retirement Plan in the form of a joint and one hundred percent (100%) survivor annuity commencing on the day determined in accordance with the next sentence.  The one hundred  percent (100%) survivor annuity benefits payable to the surviving spouse of a terminated participant shall commence as follows:  (i) upon death if at the time of such death the participant has either attained age sixty-five (65) or has both attained age fifty-five (55) and completed ten (10) Years of Service; or (ii) age sixty-five (65) if at the time of such death the participant has neither attained age sixty-five (65) nor both attained age fifty-five (55) and completed ten (10) Years of Service.

4.             Except as otherwise amended by this Second Amendment, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Pinnacle West Capital Corporation has caused this Second Amendment to be executed as of this 19th day of February, 2014.

Pinnacle West Capital Corporation

By:	/s/ Donald E. Brandt
Its:	Chairman of the Board, President and Chief Executive Officer